Exhibit 99.1

Borealis Foods’ U.S. School Foodservice Revenue Increases 110% Year Over Year Amid National Expansion

Expansion to more than 20,000 schools and shipments through 106 distributors across 40 states highlight the growth of institutional foodservice as a national channel

NEW YORK, August 26, 2026 – Borealis Foods Inc. (Nasdaq: BRLS), a food technology and manufacturing company, today announced continued national expansion in the U.S. K–12 foodservice market, with preliminary revenue from the channel increasing 110% for the six months ended June 30, 2026 compared with the six months ended June 30, 2025.

Since entering the school foodservice channel, Borealis Foods has expanded its presence to more than 20,000 schools representing approximately 2,500 school districts. Over the past 12 months, the company’s school products have shipped through 106 distributors across 40 states, reflecting broader market penetration and an expanding national distribution network.

The preliminary 110% year-over-year increase in K–12 foodservice revenue reflects increased adoption within the market and the growing importance of institutional foodservice as a national growth channel for Borealis Foods. The revenue figure described above is preliminary, is based on the Company’s channel-level results, has not been audited or reviewed, and is subject to adjustment in connection with the Company’s preparation of its financial statements for the quarter ended June 30, 2026.

“Our progress in the K–12 market reflects Borealis Foods’ ability to identify large institutional opportunities and scale differentiated food solutions through our U.S. manufacturing platform,” said Reza Soltanzadeh, Founder and Chief Executive Officer of Borealis Foods. “Revenue growth of 110% year over year, combined with an expanding distributor network and access to thousands of schools, reflects the momentum we are building in this market.”

The expansion reflects demand from school nutrition programs for foods that meet nutritional requirements while remaining practical for school kitchens and appealing to students.

The company’s products provide school nutrition teams with flexible meal options that can be incorporated into soups, stir-fries, salads, bowls and other speed-scratch recipes. This versatility allows school districts to introduce familiar foods in new ways while supporting operational efficiency and menu variety.

The announcement comes as Borealis Foods participates in the School Nutrition Association’s 2026 Annual National Conference in Charlotte, North Carolina, where school nutrition professionals have expressed strong interest in and provided positive feedback regarding the company’s offerings.

“The response from school districts has been outstanding,” said Amanda Bot, Vice President, K–12 Division. “School nutrition administrators are looking for foods that students will be excited to see on the menu, but those products must also be practical, versatile and dependable. Our growing presence in this market reflects our ability to help school foodservice programs address those needs.”

More than 95,000 U.S. schools and institutions participate in the National School Lunch Program, representing a meaningful long-term opportunity for Borealis Foods as it continues to expand its institutional foodservice business nationally.

“As adoption continues, we believe this channel can support increased production volume, greater manufacturing utilization and long-term growth,” Soltanzadeh said. “The national reach we have established provides a strong foundation for continued expansion.”

About Borealis Foods

Borealis Foods Inc. is a food technology and manufacturing company focused on developing and commercializing nutritious, affordable and sustainable food products. Through its wholly owned subsidiary, Palmetto Gourmet Foods, the company develops and manufactures innovative noodle products for retail, foodservice and major food industry partners from its U.S. production facility in Saluda, South Carolina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the Company’s continued expansion in the K–12 foodservice market, anticipated adoption by school districts and foodservice distributors, the Company’s ability to expand distribution, increase institutional production volume, improve manufacturing utilization and execute its overall growth strategy. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially, including risks relating to school and distributor purchasing decisions, competitive market conditions, supply chain and production factors, customer demand, the Company’s liquidity and financing requirements, its ability to maintain compliance with Nasdaq continued listing requirements, and the other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements except as required by applicable law.

Media Contact

Henry Wong

Chief Marketing and Public Relations Officer

Borealis Foods Inc.

1540 Cornwall Road, Suite 104

Oakville, ON L6J 7W5

(905) 278-2200